UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 18, 2010

IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 654 – 999 Canada Place
Vancouver, BC, Canada	V6C 3E1
(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 18, 2010, Ivanhoe Energy Inc. (“Ivanhoe Energy” or the “Company”) announced that Mr. David Dyck was appointed to the position of President and Chief Operating Officer.  Mr. Dyck brings to Ivanhoe Energy over 25 years of broad experience in the oil and gas sector in management, finance and business development, with specific experience in heavy oil and management of large projects.

Mr. Dyck, age 49, joined the company in October 2009 as President and Chief Executive Officer of Ivanhoe Energy Canada Inc. to spearhead the Tamarack Project and other heavy-oil growth initiatives in Western Canada.  He was subsequently appointed Executive Vice President, Capital Markets of Ivanhoe Energy Inc. From April 2000  until October 2007, Mr. Dyck was the Senior Vice President, Finance, and Chief Financial Officer with Calgary-based Western Oil Sands.  From January 2008 until  October 2009, Mr. Dyck was Executive Director and CEO of LeaRidge Capital, where he provided financial advisory services to numerous companies in the energy and service sectors.

The Employment Agreement entered into between Ivanhoe Energy and Mr. Dyck in connection with Mr. Dyck’s previous role as President and CEO of Ivanhoe Energy Canada Inc. shall remain in effect (the “Employment Agreement”).  Under the Employment Agreement, Mr. Dyck receives a base salary of Cdn.$ $350,000 per year (the “Base Salary”), and is eligible for annual bonus awards calculated as a percentage of his Base Salary.  Such bonus awards are determined by the Board of Directors of the Company (the “Board”) in its discretion, on the advice of the Executive Co-Chairman and Chief Executive Officer and the Compensation Committee (the “Compensation Committee).  Mr. Dyck received an initial grant of incentive stock options exercisable to purchase up to 500,000 common shares of Ivanhoe Energy pursuant to the Company’s Employees’ and Directors’ Equity Incentive Plan (the "Plan") at an exercise price of CAD$2.51 per common share determined in accordance with the terms of the Plan.

In the event that a Change of Control (as such term is defined in the Employment Agreement) occurs and the Employment Agreement is terminated by Ivanhoe Energy within twelve months of such Change of Control, Mr. Dyck will be entitled to receive a lump sum payment in an amount equal to twelve payments of his monthly Base Salary.

The Company is not aware of any relationships or related transactions between Mr. Dyck and the Company and its respective affiliates required to be disclosed pursuant to the Securities and Exchange Act of 1934, as amended.

The above description of the Employment Agreement is a summary and does not purport to be complete, and is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference into this item.

Additionally, on May 20, 2010, Ivanhoe Energy announced that Carlos A. Cabrera and Alex Molyneux were appointed to Ivanhoe Energy’s Board of Directors (the “Board”).  Effective May 18, 2010, Mr. Cabrera was appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  In connection with their respective appointments, Mr. Cabrera and Mr. Molyneux each received 100,000 options to purchase Ivanhoe Energy common stock at an exercise price of CAD$ 2.63.  The options expire on May 18, 2017.

Mr. Cabrera is former Chairman, President and Chief Executive Officer of UOP, a Honeywell company.  During Mr. Cabrera’s 35 years in the refining and petrochemicals industry, he has been granted seven U.S. patents, authored numerous publications and frequently serves on industry panels as a recognized business and technical leader. He has a Bachelor of Science degree in chemical engineering from the University of Kentucky and a Master's degree in business administration from the University of Chicago.

Mr. Molyneux is President and Chief Executive Officer of Canadian-based SouthGobi Resources Ltd.  Before joining SouthGobi in 2009, Mr. Molyneux was Head of Metals and Mining Investment Banking for Citigroup where he established a leading metals and mining investment banking business in Asia.  During a distinguished career at Citigroup and UBS, he advised on coal-related public offerings, mergers and acquisitions, bond and debt offerings totaling several billion dollars. Mr. Molyneux holds a Bachelors degree in Economics from Monash University in Australia.

The press release announcing the appointment of Mr. Dyck as President and Chief Operating Officer is attached hereto as Exhibit 99.1 and is incorporated by reference into this item.  The press release announcing the appointment of Messrs. Cabrera and Molyneux as members of the Board is attached hereto as Exhibit 99.2 and is incorporated by reference into this item.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement, between Ivanhoe Energy Inc. and Mr. David Dyck.

99.1	Press release of Ivanhoe Energy Inc. dated May 18, 2010.

99.2	Press release of Ivanhoe Energy Inc. dated May 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 24, 2010

IVANHOE ENERGY INC.
By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett Title: Vice President and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

10.1	Employment Agreement, between Ivanhoe Energy Inc. and Mr. David Dyck.

99.1	Press release of Ivanhoe Energy Inc. dated May 18, 2010.

99.2	Press release of Ivanhoe Energy Inc. dated May 20, 2010.